Exhibit 10.1

May 7, 2018

Zack Rinat

Re:Terms of Transition

Dear Zack:

On behalf of the entire Board of Directors, thank you for your service to Model N, Inc. (the “Company”) since founding the Company in 1999 and for your tenure as interim Chief Executive Officer since November 2016. As we have hired a permanent Chief Executive Officer, this letter confirms the agreement (“Agreement”) between you and the Company concerning the terms of the end of your employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue now and upon the Transition End Date (defined below) as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.End of Employment: As mutually agreed, your tenure as interim Chief Executive Officer and your employment with the Company will end. This Agreement addresses the terms under which the Company will engage you, following the Employment End Date, as a Special Advisor through the Transition Period to ensure a smooth transition, as described further below.

2.Position and Board Resignation: Concurrent with your execution of this Agreement, we ask that you sign and return the resignation letter attached hereto as Exhibit A, resigning from the role of CEO, President, Chairman and member of the Board of Directors; provided that you will remain a service provider pursuant to the below.

3.Continued Service; Other Release Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to engage you as a Special Advisor on the following terms:

a.Employment End Date; Transition Period and Services: Your last day of employment with the Company will be May 9, 2018 (the “Employment End Date”). Upon the Employment End Date, you and the Company agree that you will become a “Special Advisor” to the Company’s Board of Directors (the “Board”), which will include your services to assist the Company with transitioning your responsibilities, duties, and knowledge relative to your position to your replacement, as well as other advisory services as may reasonably be requested by the Board (the “Transition Services”) pursuant to the advisor agreement attached hereto as Exhibit B (the “Advisor Agreement”). Between the Employment End Date and the termination or expiration of the Advisor Agreement (the “Transition Period”), you agree to deliver the Transition Services to the best of your ability, in good faith and on a full-time schedule basis.

b.Benefits/Equity:

i.    Newly  Issued  Equity: In connection with your service to the Company since February 2016, including as a Special Advisor, the Company will issue you a number of newly issued shares of the Company’s common stock having a value equal to $10.3 million. The number of such shares will be calculated using the 30-day average closing price from and including May 9, 2018 through June 7, 2018. The shares shall be issued as soon as reasonably practicable following June 7, 2018 and shall be registered on Form S-8. Any equity awards, including currently outstanding Restricted Stock Units, will cease vesting upon your cessation of services as set forth in the award agreements evidencing such awards.

Model N, Inc. | 777 Mariners Island Blvd, Suite 300, San Mateo, CA 94044 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

Model N, Inc. | 777 Mariners Island Blvd, Suite 300, San Mateo, CA 94044 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

Rinat, Zack

ii.    COBRA: During the Transition Period, upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits through the termination or expiration of the Advisor Agreement (the “Transition End Date”). You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued. Notwithstanding the two immediately foregoing sentences, if you are eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period you remain eligible for the benefit under the two immediately foregoing sentences. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then, within twenty (20) business days following the effectiveness of this Agreement (with the payment date being at the Company’s sole discretion), the Company will make the first payment to you under this Section 3(b), in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid through such date had the Special Cash Payments commenced on the first day of the first month following the Employment End Date through such twentieth (20th) business day, with the balance of the Special Cash Payments paid on the first day of each calendar month thereafter.

c.Compensation: Provided that you cooperatively and diligently provide the Transition Services as determined by the Company in good faith and in its sole discretion, then in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit C (the “Second Release”), to be signed on the Transition End Date, and your other promises herein, the Company agrees as follows:

i.    Cell Phone and Laptop: The Company agrees to transfer ownership to you of your Company-issued cell phone and laptop on the condition that, prior to the Transition End Date, you will submit the cell phone and laptop to the Company for inspection and the Company’s full and complete removal of any and all Company-related data, subject to satisfaction of applicable withholding taxes.

ii.    COBRA. Provided that you timely elected to continue your existing health benefits under COBRA and the Company continued such coverage as provided for in Section 3(b), the Company will pay the insurance premiums to continue your existing health benefits until the earlier of (x) the effective date on which you become covered by a health insurance plan of a subsequent employer, (y) twenty-four (24) months following the Employment End Date, and (z) the date you are no longer eligible for COBRA benefits. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued. Notwithstanding the two immediately foregoing sentences, if you are eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to you the Special Cash Payment (discussed above), for the remainder of the period you remain eligible for the benefit under the two immediately foregoing sentences. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then, within twenty (20) business days following the effectiveness of the Second Release (with the payment date being at the Company’s sole discretion), the Company will make the first payment to you under this Section 3(c)(ii), in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid through such date had the Special Cash Payments commenced on the first day of the first month following the Transition End Date through such twentieth (20th) business day, with the balance of the Special Cash Payments paid on the first day of each calendar month thereafter.

By signing below, you acknowledge that you are receiving the release consideration outlined in this section in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration.

Rinat, Zack

4.Business Expenses Reimbursement; No Further Amounts Due: To the extent you have any unreimbursed business expenses as of the Transition End Date, you will need to submit such expenses within two weeks of the Transition End Date with supporting documentation, and the Company will reimburse you for all approved expenses in accordance with its business expense reimbursement policy. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under the Agreement.

5.Return of Company Property: You hereby warrant to the Company that, no later than the Transition End Date, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control, with the exception of your Company-issued cell phone and laptop (in the event you sign the Second Release) per the terms and conditions set forth in Section 3(c)(i) above.

6.Proprietary Information: As a condition of your employment with the Company, you were required to execute and abide by the attached Proprietary Information and Inventions Agreement (Exhibit D hereto). As a condition of this Agreement and your receipt of the compensation described herein, you agree to execute Exhibit D at the time you execute this Agreement. Further, you hereby acknowledge that you are bound by Exhibit D and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that, by no later than the Transition End Date, you will deliver to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you will not take with you any such documents or data or any reproduction thereof.

7.General Release and Waiver of Claims:

a        The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or the end of your employment with the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or the end of your employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. To the fullest extent permitted by law, the Company hereby releases and waives any claims it may have against you and your successors and assigns, whether known or not known, including, but not limited to claims relating to your employment with the Company and separation therefrom, but excluding claims of fraud, misappropriation of trade secrets, and breach of your Proprietary Information and Inventions Agreement.

b        By signing below, you and the Company expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c        You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

Rinat, Zack

8.Covenant Not to Sue:

a.        To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you or the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, (i) which you may now have, have ever had, or may in the future have against Releasees, or the Company may now have, have ever had, or may in the future have against you, and (ii) which is based in whole or in part on any matter released by this Agreement.

b.        Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9.Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

10.Mutual Nondisparagement: You agree that, both during and at all times following the Transition Period, you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that, both during and at all times following the Transition Period, its current officers and directors, for so long as they are officers and directors of the Company, will not disparage you with any written or oral statement. Nothing in this section shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

11.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Mateo County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

12. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

Rinat, Zack

13.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning the end of your employment with the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

14.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

15.Complete and Voluntary Agreement: This Agreement, together with Exhibits A-D hereto and the Stock Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

18. 409A. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this letter agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

19.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

20.Review of Transition Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Section 3 will be provided only at the end of that seven (7) day revocation period.

Rinat, Zack

21.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time (the “Effective Date”).

22.Legal Fees. The Company shall pay the reasonable legal fees (not to exceed $5,000) incurred by you related to the preparation, negotiation and execution of this Agreement and all other related documents. The Company shall pay such reimbursement to you or to your counsel within 30 days of receipt of applicable invoices which will be provided to the Company within 45 days of the effective date of this Agreement.

If you agree to abide by the terms outlined in this letter, please sign this letter below return it to me within the timeframe noted above. I wish you the best in your future endeavors.

Sincerely,

Model N, Inc.

By:	/s/ Chuck Robel
Chuck Robel, Director

Rinat, Zack

READ, UNDERSTOOD AND AGREED

/s/ Zack Rinat	Date:	May 7, 2018
Zack Rinat

EXHIBIT A

RESIGNATION LETTER

May 7, 2018

Model N, Inc. Attn: The Board of Directors of Model N, Inc.

Re:	Resignation

Ladies and Gentlemen:

Effective May 10, 2018, I hereby voluntarily resign from my position as interim CEO, President, Chairman and member of the Board of Directors of Model N, Inc.

Sincerely yours,

/s/ Zack Rinat

EXHIBIT B

ADVISOR AGREEMENT

May 7, 2018

Zack Rinat

Re: Advisory Services to Model N, Inc.

Dear Zack:

This letter agreement (the “Advisor Agreement”) is to confirm our understanding with respect to your role as a special advisor to Model N, Inc. (the “Company”). The following terms are hereby made effective as of the date first written above (the “Effective Date”):

1.Informal Management Consultations. From time to time, I and possibly other members of the Company’s management may contact you informally to provide advice relating to the Company’s business. You agree to be available to the Company’s management for consultations by telephone, mail or in person, as your time and other business activities permit. You also agree to use reasonable efforts to attend meetings, if any, of the Company’s advisors, which we anticipate will occur infrequently. This Advisor Agreement shall terminate 90 days after the Effective Date, unless the Company determines in its sole discretion to extend this Agreement, at which point, this Agreement shall extend for a period as may be mutually agreed by both parties.

2.Reimbursement of Expenses. The Company will reimburse you for reasonable out-of- pocket expenses that you incur in connection with your services under this letter agreement, including travel and lodging expenses, provided that the chief executive officer of the Company approves any such expenses in advance.

3.Payment for Advisor Services. In exchange for the advisor services provided pursuant to this Agreement, the Company agrees to issue shares of the Company’s common stock in accordance with the Transition Agreement.

4.Independent Contractor. Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits, and that the Company will not make any tax withholdings on your behalf. You agree that you are obligated to report as income all consideration that you receive in connection with your services under this letter agreement, and you agree to pay all self-employment, if any, and other taxes thereon.

5.Insider Trading Policy. You understand that in connection with your services you may become aware of material non-public information regarding the Company and agree that you will not trade in the Company’s securities at a time or in a manner that would violate federal or state securities laws. The Company agrees to make a reasonable effort not to disclose to you material nonpublic information unless such information is required for the performance of your advisory services. If you become aware of material nonpublic information regarding the Company through the performance of your advisory services, whether intentionally or unintentionally, you acknowledge that you may be prohibited from trading in Company securities pursuant to federal securities laws.

Model N, Inc. | 777 Mariners Island Blvd, Suite 300, San Mateo, CA 94044 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

6.Property of the Company. For purposes of this letter agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to the Company pursuant to this letter agreement. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below.

7.Confidential Information. You recognize that, in the course of performing your services under this letter agreement, you will acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, knowledge about the Company’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this letter agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this letter agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination or expiration of this letter agreement, any and all records, paper, media or other embodiment containing any Confidential Information.

8.Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that you will not disclose to the Company any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization.

9.Non-Solicitation of Employees/Consultants. During the term in which you provide services to the Company pursuant to this letter agreement and for one year following the Transition End Date, you will not directly or indirectly solicit away any employees or consultants of the Company for your benefit or for the benefit of any other person or entity.

10.Non-Competition. You understand that the Company’s interests in protecting its investments, goodwill, Proprietary Information (as defined in the Proprietary Information and Inventions Agreement between you and the Company), trade secrets, and/or technologies make it reasonable for the Company to ask you to agree that you will not compete with the Company for any reason, whether voluntary or involuntary, during period of your engagement as a special advisor pursuant to the terms of this Agreement (the “Transition Period”). Accordingly, and understanding that the Company’s business is potentially global in scope, you further agree that you will not, during the Transition Period, directly or indirectly, work for or provide service of any kind, as an employee, consultant, director, owner or in any other capacity, to any person or entity (including any business in planning or formation) that is or intends to be competitive with, or is engaged in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that are then under development or offered by the Company or any of its subsidiary or affiliated entities. It will not be deemed to be a violation of this section for you to make or hold either of the following investments: (a) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company; or (b) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as you do not participate in or influence the investment decision process of such fund or vehicle.

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11.Non-Solicitation of Suppliers/Customers. During the Transition Period, you agree that you will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company or otherwise divert or attempt to divert business away from the Company, nor will you encourage or assist others to do so. You hereby acknowledge and agree that even after the expiration of the Transition Period, you will not solicit (or encourage or assist others to solicit) any customers or suppliers of the Company if, in so doing, you use or disclose any trade secrets or other Proprietary Information of the Company.

12.Termination. Either you or the Company may terminate this letter agreement on delivery of written notice to the other party. The provisions of Sections 4, 5, 6, 7, 8, 9 and 10 of this letter agreement will survive any expiration or termination of this letter agreement.

13.Interpretation. The terms contained in this letter agreement are subject to interpretation under the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this letter agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this letter agreement and the remainder of this letter agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the letter agreement. This letter agreement and the Transition Agreement (and Second Release) entered into on or about the date hereof constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. This letter agreement may be executed in two or more counterparts, including by facsimile or electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.

If the foregoing represents your understanding of your role as an advisor to the Company, please sign below and return the executed letter agreement to me. The enclosed copy is for your files. Once again, we appreciate your interest in Model N and look forward to a stimulating and mutually beneficial association with you.

Very truly yours,

Model N, Inc.

By:	/s/ Chuck Robel:
	Name:	Chuck Robel

	Title:	Director

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AGREED AND CONSENTED TO:

/s/ Zack Rinat
Zack Rinat
May 7, 2018

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EXHIBIT C

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Zack Rinat (“Advisor”) and Model N, Inc. (the “Company”) (collectively, “the parties”).

WHEREAS, on        , 2018, Advisor and the Company entered into an agreement regarding Advisor’s end of employment with the Company and post-separation transition obligations (the “Transition Agreement,” to which this Second Release is attached as Exhibit C);

WHEREAS,  on        , 2018, Advisor’s Special Advisor relationship with the Company terminated (the “Transition End Date”);

WHEREAS, the Company has determined that Advisor cooperatively and diligently provided the Transition Services (as defined in the Transition Agreement);

WHEREAS, this agreement serves as the Second Release, pursuant to the Transition Agreement; and

WHEREAS, Advisor and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Advisor’s employment with the Company, end of such employment, Special Advisor relationship with the Company, and termination thereof;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Advisor and the Company hereby enter into this Second Release.

1.Business Expense Reimbursement; No Further Amounts Due: To the extent Advisor has any unreimbursed business expenses as of the Transition End Date, Advisor will need to submit such expenses within two weeks of the Transition End Date with supporting documentation, and the Company will reimburse Advisor for all approved expenses in accordance with its business expense reimbursement policy. By his signature below, Advisor acknowledges that, on the Transition End Date, the Company does not owe him any other amounts, except as otherwise may become payable under the Transition Agreement and the Second Release.

2.Return of Company Property: Advisor hereby warrants to the Company that he has returned to the Company all property or data of the Company of any type whatsoever that has been in his possession, custody or control.

3.Consideration: In exchange for Advisor’s agreement to this Second Release and his other promises in the Transition Agreement and herein, the Company agrees to provide Advisor with the consideration set forth in Section 3(c) of the Transition Agreement. By signing below, Advisor acknowledges that he is receiving the consideration in exchange for waiving his rights to claims referred to in this Second Release and he would not otherwise be entitled to the consideration.

4.General Release and Waiver of Claims:

a.        The payments and promises set forth in this Second Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Advisor may be entitled by virtue of his employment with the Company, his separation from the Company, his Special Advisor engagement with the Company, and the termination thereof, including pursuant to the Transition Agreement. To the fullest extent permitted by law, Advisor hereby releases and waives any other claims he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of his employment or end of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. To the fullest extent permitted by law, the Company hereby releases and waives any claims it may have against Advisor and Advisor’s successors and assigns, whether known or not known, including, but not limited to claims relating to Advisor’s employment with the Company and separation therefrom, but excluding claims of fraud, misappropriation of trade secrets, and breach of Advisor’s Proprietary Information and Inventions Agreement.

b.        By signing below, Advisor and the Company expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c.        Advisor and the Company do not intend to release claims that he may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Second Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Transition Agreement.

5.Covenant Not to Sue:

a.        To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Advisor or the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, (i) which Advisor may now have, have ever had, or may in the future have against Releasees, or the Company may now have, have ever had, or may in the future have against Advisor, and (ii) which is based in whole or in part on any matter released by this Agreement.

b.        Nothing in this paragraph shall prohibit or impair Advisor or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6.Protected Rights: Advisor understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Second Release, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Advisor further understands that this Second Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Second Release does not limit Advisor’s right to receive an award for information provided to any Government Agencies.

7.Review of Second Release: Advisor understands that he may take up to twenty-one (21) days to consider this Second Release and, by signing below, affirms that he was advised to consult with an attorney prior to signing this Second Release. Advisor also understands that he may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to him/her pursuant to Section 3(c) of the Transition Agreement will be provided only at the end of that seven (7) day revocation period.

8.Effective Date: This Second Release is effective on the eighth (8th) day after Advisor signs it, provided he has not revoked it as of that time (the “Effective Date”).

9.Other Terms of Transition Agreement Incorporated Herein: All other terms of the Transition Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions on Mutual Nondisparagement, Arbitration, Governing Law, and Attorneys’ Fees.

Dated:	Name: Chuck Robel
Title: Director
For the Company

Dated:	Zack Rinat

EXHIBIT D

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

May 7, 2018
(date)

The following confirms an agreement between me, Zack Rinat                               , and Model N, Inc., a Delaware corporation (the “Company’’), which is a material part of the consideration for my employment by the Company:

1.I understand that the Company possesses and will possess Proprietary Information that is important to its business. For purposes of this Agreement, “Proprietary Information’’ is information that was or will be developed, created, or discovered by me (or others) for or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company and has commercial value in the Company’s business. “Proprietary Information’’ includes, but is not limited to, information about circuits, mask works, layouts, algorithms, trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of other employees, customers, and other information concerning the Company’s actual or anticipated business, research or development or that is received in confidence by or for the Company from any other person. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

2.I understand that the Company possesses or will possess “Company Materials’’ that are important to its business. For purposes of this Agreement, “Company Materials’’ are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether  such documents have been prepared by me or by others. “Company Materials’’ include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or  handwritten documents, as well as samples, prototypes, models, products and the like.

3.In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

a.All Proprietary Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort anywhere in the world (collectively “Rights’’) in connection therewith shall be the sole property of the Company. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written  consent of an officer of the Company. Disclosure restrictions of this Agreement shall not apply to any information that I can document is generally known to the public through no fault of mine.

b.Nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.

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c.All Company Materials shall be the sole property of the Company. I agree that during my employment by the Company, I will not deliver any Company Materials to any person or entity outside the Company. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating  to  my  compensation,  (ii)  my  personal  copies  of  any  materials   previously distributed generally to stockholders of the Company and (iii) my copy of this Agreement.

d.I will promptly disclose in writing to  my immediate  supervisor,  with  a copy to the President of the Company, or to any persons designated by the Company, all “Inventions’’ (which term includes improvements, inventions, works of authorship, trade secrets, technology, mask works, circuits, layouts, algorithms, cell lines, reagents, antibodies, computer programs, formulas, compositions, ideas, de signs, processes, techniques, know-how and data, whether or not patent able) made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the President of the Company Inventions conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company; such disclosures shall be received by the Company in confidence (to the extent they are not assigned in (d) below) and do not extend the assignment made in Section (d) below. I will not disclose Inventions covered by Section 3(d) to any person outside the Company unless I am requested to do so by management personnel of the Company.

e.I agree that all Inventions that  I make,  conceive,  reduce  to  practice  or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached and I hereby assign such Inventions and all Rights  therein to the Company. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by Labor Code Section 2870. The Company shall be the sole owner of all Rights in connection therewith.

f.I agree to  perform,  during  and  after  my employment,  all  acts  deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or my assignment with respect to such Inventions in any and all countries. Such acts may include, but   are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers  and agents, as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

g.Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights’’  (collectively  “Moral  Rights’’). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I

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hereby ratify and consent to any action of the Company that would violate such Moral Rights in the absence of such ratification/consent. I will confirm any such ratifications and consents from time to time as requested by the Company.

h.I have attached hereto a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject  to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

i.During the term of my employment and for one (1) year thereafter, I will not, in  any capacity, whether for my own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (i) solicit, divert, or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any of its affiliates), to terminate his, her or its relationship with the Company (including any affiliate) or (b) solicit, divert, or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any of its affiliates), to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

j.I agree that during my employment with the Company I will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while I am employed by the Company.

k.I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

l.I also recognize  and  agree  that  I  have  no  expectation  of  privacy  with respect to the Company’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that my activity, and any files or messages, on or using any of those systems may be monitored at any  time without notice.

4.I agree that I have the right to resign and the Company has the right to terminate my employment at any time, for any reason, with or without cause. Notwithstanding anything else,  this is the full and complete agreement between myself and the Company on this term.

5.I agree that this Agreement does not purport  to  set  forth  all  of  the  terms  and  conditions of my employment, and that as an employee of the Company I have obligations to the Company which are not set forth in this Agreement.

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6.I agree that my obligations under Paragraph 3 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

7.I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof and the prevailing party in any such dispute shall be entitled to reasonable costs and attorneys’ fees. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited  or  excluded  from  this  Agreement  to  the  minimum extent  required so that this Agreement shall otherwise remain in full force and effect and  enforceable in accordance with its terms. Any disputes under this Agreement must be brought in the federal and state courts located in the Northern District of California, and the Company and I hereby consent to the personal jurisdiction and exclusive venue of these courts.

8.I recognize and agree that any breach by me of this Agreement will cause irreparable  harm to the Company for which damages are not an adequate remedy. Accordingly, I agree that in the event of any such breach or potential breach, the Company will be entitled to equitable relief, including, without limitation, injunctions and specific performance.

9.This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

10.This Agreement can only be modified by a subsequent written agreement executed by the Chief Executive Officer of the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Dated:	May 7, 2018	/s/ Zack Rinat
Employee

Accepted and Agreed to:

/s/ Errol Hunter

By	Errol Hunter

Model N, Inc.

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ATTACHMENT A

1.The following is a complete list of Inventions relevant to the subject matter of my Employment by Model N, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to clarify are not subject to the Company’s Proprietary Information and Inventions Agreement. I hereby represent and warrant to the Company as follows: (i) execution of this Agreement will not cause me to be in violation of any agreements with any of my former employers regarding the Inventions listed below; and (ii) I shall not disclose to the Company or seek to induce the Company to use confidential information or materials belonging to others.

Select one:

No Inventions

See below:

Additional sheets attached

2.I propose to bring to my employment the following materials and documents of a former employer:

Select one:

No materials or documents

See below:

/s/ Zack Rinat
Employee

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ATTACHMENT B

Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)Any provision in an employment agreement which provides that an  employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for his employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned  under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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AMENDMENT NO. 1

TO

TERMS OF TRANSITION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) is entered into by and between MODEL N, INC., a Delaware corporation (“Model N”), and ZACK RINAT (“Provider”) and is effective as of the date of the last party to sign this Amendment (provided such dates are not separated by greater than thirty (30) days, the “Effective Date”). This Amendment amends that certain Terms of Transition Agreement, effective as of May 7, 2018 (the “Agreement”), by and between the parties to this Amendment. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties wish to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

1.The last sentence of Section 3.b.i (Newly Issued Equity) is hereby deleted in its entirety and replaced with the following:

“Any equity awards, including currently outstanding Restricted Stock Units, will cease vesting upon issuance of such shares.”

2.Unless otherwise modified herein, the remaining terms of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, Provider and Model N have caused this Amendment to be signed by their duly authorized representatives, effective as of the Effective Date.

ZACK RINAT		MODEL N, INC.

By:	/s/ Zack Rinat	By:	/s/ Errol Hunter

Name:	Zack Rinat	Name:	Errol Hunter

Title:		Title:	Senior Vice President and General Counsel

Date:	June 29, 2018	Date:	June 26, 2018

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Last update: May 2015